Exhibit 99.1

NYSE: MMP

Date:	Nov. 1, 2006

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Announces Third-Quarter Financial Results

Record Quarterly Volumes Generated by Petroleum Products Pipeline and Inland Terminals

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported third-quarter 2006 operating profit of $44.4 million compared to $53.7 million for third quarter 2005. For the nine months ended Sept. 30, 2006, operating profit grew to $178.7 million from $159.1 million in the comparable 2005 period.

Net income was $30.6 million during third quarter 2006 versus $40.8 million in third quarter 2005. For the nine months ended Sept. 30, 2006, net income grew to $136.3 million from $121.8 million in the corresponding 2005 timeframe.

“The performance of Magellan’s core operating assets continued to be excellent, setting record quarterly volumes for our petroleum products pipeline system and inland terminals,” said Don Wellendorf, chief executive officer. “However, our strong operational performance was offset by the impact on product margins of the recent sharp downturn in petroleum prices. Even with the impact of declining product prices in the quarter, our cash-flow generation continues on a record-setting pace for the year 2006.”

An analysis of variances by segment comparing third quarter 2006 to third quarter 2005 is provided below based on operating margin, a financial measure that reflects operating profit before affiliate general and administrative (G&A) expense and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $54.1 million, a decline of $12.8 million due to lower product margins. The reduced product margin resulted from a significant drop in the price of petroleum products during Sept. 2006, which impacts inventory values related to a third-party supply agreement assumed by the partnership as part of an Oct. 2004 acquisition. The partnership values its cost of product sold utilizing a weighted average inventory price methodology, which can significantly reduce product margin in a rapidly declining price environment because the weighted average inventory cost of product sold is valued much higher than the corresponding product sales revenues, which are recorded at current lower market prices. Accounting rules require an adjustment of the carrying value of inventories to current market values if those values are lower, which further negatively impacted third-quarter 2006 results. For comparative purposes, the 2005 period experienced rapidly increasing product prices, an environment with the opposite impact on product margin as the product sales revenues are significantly higher than the weighted average inventory cost of the product sold.

Transportation revenues increased between periods primarily due to higher diesel fuel and gasoline shipments, which resulted in record quarterly volumes transported for this segment. The current quarter also benefited from higher fees for services such as additive injections and leased storage.

Operating expenses in this segment decreased between periods primarily due to the smaller impact from asset retirements and product losses during 2006. These reductions were partially offset by increased integrity spending and higher environmental expenses during the current period. The increased environmental costs principally were associated with a risk mitigation agreement entered in third quarter 2006, which transferred certain historical environmental risks to a third party to minimize the partnership’s future financial exposure to potential cost increases related to remediation work at these sites.

Petroleum products terminals. Terminals operating margin was $22.3 million, an increase of $6.7 million. The 2006 period benefited from higher rates and from expansion projects completed over the past year at the partnership’s marine terminals. The current period further benefited from record throughput and higher additive fees at the partnership’s inland terminals, from incremental operating results from the Wilmington, Delaware marine facility which was acquired in Sept. 2005, and from higher product margins.

Ammonia pipeline system. Ammonia operating margin was a loss of $0.6 million, a decrease of $1.3 million. Higher expenses during the current period resulting from increased integrity spending primarily resulted in the unfavorable variance.

Depreciation and amortization increased between quarters primarily due to capital spending over the last year. G&A expense increased due to higher equity-based compensation expense related to a higher unit price and additional unit awards.

Net income per limited partner unit was 43 cents during third quarter 2006 compared to 56 cents during 2005. For the nine months ended Sept. 30, 2006, net income per limited partner unit was $1.60 compared to $1.58 for the corresponding 2005 period.

Management currently expects net income per limited partner unit for 2006 of approximately $2.20, which results in a fourth-quarter 2006 estimate of approximately 60 cents per unit. Management’s goal for distribution growth in 2006 remains 8% to 10%.

In addition, the partnership continues to project that the large majority of its operating margin will be generated by its fee-based operations, with less than 10% expected to come from product-margin related activities on an annual basis beyond 2006. As previously noted, management does not develop distribution growth targets based on the expectation that the high petroleum pricing environment experienced during 2006 will continue in future years.

Based on the progress of expansion projects currently underway or in advanced stages of development, management currently expects expansion capital spending of approximately $140.0 million during 2006. An additional $115.0 million is expected to be spent during 2007 and 2008 to complete these projects. Both amounts are exclusive of potential future acquisitions and the development of additional expansion projects.

Consistent with past practice, management intends to provide 2007 guidance for net income per limited unit, capital spending and distribution growth targets in early 2007.

An analyst call with management regarding third-quarter 2006 financial results and 2006 outlook is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 406-5356 and provide code 7901645. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Nov. 8. To access the replay, dial (888) 203-1112 and provide code 7901645. The replay also will be available at http://www.magellanlp.com.

Management believes that investors benefit from having access to the same financial measures being utilized by the partnership. As a result, this news release and supporting schedules include the non-generally accepted accounting principles measures of operating margin and distributable cash flow, which are important performance measures used by management to evaluate the economic success of the partnership’s operations. Operating margin reflects operating profit before G&A expense and depreciation and amortization, and distributable cash flow reflects the cash available to pay distributions. Reconciliations of operating margin to operating profit and distributable cash flow to net income accompany this release.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
Transportation and terminals revenues	$131,647	$144,702	$370,272	$413,448
Product sales revenues	182,129	171,762	457,089	493,464
Affiliate management fee revenue	167	173	501	518

Total revenues	313,943	316,637	827,862	907,430
Costs and expenses:
Operating	63,379	62,529	159,434	168,220
Environmental	6,942	8,522	9,914	11,261
Product purchases	160,500	169,741	414,159	458,193
Depreciation and amortization	14,498	15,182	41,399	45,739
Affiliate general and administrative	15,784	17,042	46,044	47,806

Total costs and expenses	261,103	273,016	670,950	731,219
Equity earnings	909	814	2,231	2,479

Operating profit	53,749	44,435	159,143	178,690
Interest expense	13,846	14,359	39,508	43,116
Interest income	(1,287)	(482)	(3,429)	(1,729)
Interest capitalized	(299)	(714)	(679)	(1,346)
Debt placement fee amortization	731	679	2,194	2,034
Other (income) / expense	—	—	(300)	339

Net income	$40,758	$30,593	$121,849	$136,276

Allocation of net income:
Limited partners’ interest	$37,143	$28,335	$105,157	$106,163
General partner’s interest	3,615	2,258	16,692	30,113

Net income	$40,758	$30,593	$121,849	$136,276

Basic net income per limited partner unit	$0.56	$0.43	$1.58	$1.60

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	66,361	66,361	66,361	66,361

Diluted net income per limited partner unit	$0.56	$0.43	$1.58	$1.60

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	66,592	66,644	66,610	66,537

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
Petroleum products pipeline system:
Transportation revenue per barrel shipped (dollars per barrel)	$1.053	$1.052	$1.035	$1.053

Transportation barrels shipped (million barrels)	79.4	84.5	222.0	231.4

Petroleum products terminals:
Marine terminal average storage capacity utilized per month (million barrels)	18.6	18.8	18.5	18.9

Inland terminal throughput (million barrels)	28.6	31.7	83.6	89.7

Ammonia pipeline system:
Volume shipped (thousand tons)	149	159	487	537

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
Petroleum products pipeline system:
Transportation and terminals revenues	$103,307	$111,139	$286,406	$307,713
Less: Operating expenses	52,836	49,649	129,710	129,367
Environmental expenses	4,420	7,574	6,950	9,488

Transportation and terminals margin	46,051	53,916	149,746	168,858

Product sales revenues	180,165	166,452	449,124	478,841
Less: Product purchases	160,362	167,275	412,009	450,291

Product margin	19,803	(823)	37,115	28,550
Add: Affiliate management fee revenue	167	173	501	518
Equity earnings	909	814	2,231	2,479

Operating margin	$66,930	$54,080	$189,593	$200,405

Petroleum products terminals:
Transportation and terminals revenues	$25,358	$30,900	$76,374	$96,642
Less: Operating expenses	9,838	11,289	28,659	35,963
Environmental expenses	1,620	(4)	1,710	122

Transportation and terminals margin	13,900	19,615	46,005	60,557

Product sales revenues	2,514	5,310	8,925	14,623
Less: Product purchases	816	2,595	3,491	8,288

Product margin	1,698	2,715	5,434	6,335

Operating margin	$15,598	$22,330	$51,439	$66,892

Ammonia pipeline system:
Transportation and terminals revenues	$3,745	$3,517	$9,952	$11,666
Less: Operating expenses	2,197	3,211	5,611	7,745
Environmental expenses	902	952	1,254	1,651

Operating margin	$646	$(646)	$3,087	$2,270

Segment operating margin	$83,174	$75,764	$244,119	$269,567
Add: Allocated corporate depreciation costs	857	895	2,467	2,668

Total operating margin	84,031	76,659	246,586	272,235
Less: Depreciation and amortization	14,498	15,182	41,399	45,739
Affiliate general and administrative	15,784	17,042	46,044	47,806

Total operating profit	$53,749	$44,435	$159,143	$178,690

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
Net income	$40,758	$30,593	$121,849	$136,276
Direct charges to the general partner:
Reimbursable general and administrative costs	1,049	(31)	2,693	934
Previously indemnified environmental charges	6,055	8,323	6,692	8,381

Total direct charges to general partner	7,104	8,292	9,385	9,315

Income before direct charges to general partner	47,862	38,885	131,234	145,591
General partner’s share of income	22.40%	27.13%	19.87%	27.08%

General partner’s allocated share of net income before direct charges	10,719	10,550	26,077	39,428
Direct charges to general partner	7,104	8,292	9,385	9,315

Net income allocated to general partner	$3,615	$2,258	$16,692	$30,113

Net income	$40,758	$30,593	$121,849	$136,276
Less: net income allocated to general partner	3,615	2,258	16,692	30,113

Net income allocated to limited partners	$37,143	$28,335	$105,157	$106,163

MAGELLAN MIDSTREAM PARTNERS, L.P.

DISTRIBUTABLE CASH FLOW

(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
Net income	$40.7	$30.6	$121.8	$136.3
Add: Depreciation and amortization (1)	15.2	15.9	43.6	47.8
Equity-based incentive compensation	2.7	4.4	7.1	8.2
Direct charges to general partner	7.1	8.3	9.4	9.3
Asset retirements and impairments	6.5	1.4	8.1	6.0
Less: Maintenance capital (net of indemnified spending)	6.6	6.8	14.1	17.5
Other	1.4	1.5	4.1	3.7

Distributable cash flow (2)	$64.2	$52.3	$171.8	$186.4

(1)	Depreciation and amortization includes debt placement fee amortization.
(2)	Distributable cash flow does not include fluctuations related to working capital or spending for which the partnership has received, or expects to receive, reimbursement through third party indemnifications.